                        THE NAVELLIER MILLENNIUM FUNDS
                         (NAVELLIER TOP 20 PORTFOLIO)
                                   (the Fund)

                          PLAN PURSUANT TO RULE 18F-3

      The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the 1940 Act), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the independent Trustees.

                              CLASS CHARACTERISTICS

CLASS A SHARES:  Class A shares are subject to an initial sales charge  of
                 4.95% and to an annual distribution or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) of 0.25% per annum of the average daily net assets of the class.


CLASS B SHARES:  Class B shares are subject to a contingent deferred sales charge ("CDSC") of between 5% and 0% depending on the length of time the shares are held (as set forth in the Prospectus) and an annual distribution or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) of 1% per annum of the average daily net assets of the class.


CLASS C SHARES:  Class C shares are subject to a CDSC of 1% depending on the length of time the shares are held (as set forth in the Prospectus) and to an annual distribution or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) of 1% per annum of the average daily net assets of the class.

                         INCOME AND EXPENSE ALLOCATIONS

Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the relative net assets (settled shares). "Relative net assets (settled shares)" are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable in relation to the net assets of the Fund.

                          DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.

                              EXCHANGE PRIVILEGE

Each class of shares is generally exchangeable for a class of shares with similar characteristics, if any, of the other portfolios of the Navellier Millennium Funds (subject to certain minimum investment requirements) at relative net asset value without the imposition of any additional sales charge but subject to the same sales charge obligations which applied to the shares exchanged.

                                   GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Navellier Management, Inc., the Fund's investment advisor, will be responsible for reporting any potential or existing conflicts to the Trustees.

C. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.

Dated:  December 27, 1999